Exhibit



                               Young Johnny Oh Esq.
                               18 Greenbriar Road
                               Parsippany, NJ 07054

 Tel. (973)331-3838    cell (646) 263-3703    Fax (973) 331-9696

RE:  Bread & Butter Fund, Inc.
     Potkul Capital Management, LLC
     James B. Potkul, President
     3633 Hill Road 2nd Flr.
     Parsippany, NJ 07054
     REGISTRANT


To SEC Representatives:

I have been asked to provide this opinion in connection with the registration under the Securities Act of 1933 ("Securities Act") of $2,000,000 of the common stock (par value $.001 per share) of the Bread & Butter Fund, Inc. ("Fund").

I have examined the following documents: Articles of Incorporation, the By-Laws , as amended, of the Fund; various pertinent corporate proceedings; and such other items considered to be material to determine the legality of the sale of the authorized but unissued shares of the Fund. I am advised that the Fund is in good standing with the Commonwealth of New Jersey, its state of incorporation, and that all taxes due have been paid.

Based upon the foregoing, it is my opinion that upon effectiveness of the Post Effective Amendment to the Securities Act Registration Statement of the Fund filed pursuant to the provisions of Section 24(e) of the Investment Company Act of 1940 to register $2,000,000 of the Fund's common capital stock ($.001 per share par value) and during such time as such Registration Statement is in effect, the Fund will be authorized to solicit and cause to be solicited share purchase orders and to issue its shares for a cash consideration, as described in the Fund's currently effective Prospectus and Statement of Additional Infor-mation, which shares so issued will be validly issued, fully paid and non-assessable shares.

I offer no opinion with the respect to the offer and sale of the Fund's securities under the securities laws of the several states, the District of Columbia, any territory of the United States or any foreign country.

I consent to the inclusion of this opinion as an exhibit to the Securities Act Registration Statement of the Fund and to the reference in the Fund's Prospec-tus and /or Statement of Additional Information to the fact that this opinion concerning the legality of the issue on behalf of the Fund, as issuer, has been rendered by me. An opinion regarding the financial aspects of the issue is neither intended nor implied and is deferred to the appropriate specialists and/or advisors, with full relevant disclosure under the requirements of the Securities Laws.

Sincerely,

By: /s/ Young Johnny Oh
________________________
        Young Johnny Oh

Dated: July 25, 2005